STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made and entered into as of the 27th day of April, 2004, by and between Bradley J. Baker ("Baker") and Wade Wolf ("Wolf")(Collectively referred to as "Sellers"), Classic Manufacturing, Inc. ("Classic Trailer") and Classic Manufacturing Acquisition Corp., an Indiana corporation, as nominee of Obsidian Enterprises, Inc. ("Buyer").

     Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Classic Manufacturing, Inc. Stock (as defined below) according to the terms and conditions of this Agreement.

     Therefore, in consideration of the premises and of the mutual agreements, representations, warranties and covenants contained herein, Sellers and Buyer agree as follows:

I. DEFINITIONS. When used in this Agreement, the following terms, in addition to the other capitalized terms, which are specifically defined in other sections of this Agreement, have the following meanings:

     "Accounts Payable" means all trade accounts payable of Classic Trailer determined in material accordance with GAAP and reflected on the books and records of Classic Trailer, but excluding any other accrued liabilities.

     "Accounts Receivable" means all accounts receivable of Classic Trailer determined in material accordance with GAAP and reflected on the books and records of Classic Trailer.

     "Affiliate" of any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and includes any Person who is an officer, director or employee of such Person and any Person that would be deemed to be an "Affiliate" of such Person, as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     "Best of knowledge" or similar phrase, means the actual knowledge the individual has based on the information possessed and belief formed without any specific inquiry into the matter in question. When the context refers to the knowledge possessed by Classic Trailer, it shall be deemed to refer to the best of Sellers' knowledge.

     "Cash Consideration" means the sum of Two Million Two Hundred Fifty Thousand United States Dollars (US$2,250,000) in immediately available funds.

     "Closing" means the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m. local time, on the Closing Date at the Buyer's Offices, 111 Monument Circle, Suite 4800, Indianapolis, Indiana, or at such other place and time as Sellers and Buyer may mutually agree upon.

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     "Closing Date" means April 27, 2004, or such other date as may hereafter be mutually agreed to by the Buyer and Sellers.

     "GAAP" means generally accepted United States accounting principals applied on a consistent basis.

     "Hazardous Substances" means any hazardous or toxic substance or waste, pollutant, or contaminant, including petroleum products, asbestos, PCBs and radioactive materials.

     "Inventory" means all raw materials through work-in-process to finished goods determined in material accordance with GAAP and reflected on the books and records of Classic Trailer.

     "Laws"(whether or not capitalized) means all constitutions, statutes, rules, regulations, ordinances and similar concepts promulgated by any governmental authority.

     "Letter of Intent" means the letter of intent by and between Buyer and Sellers, dated January 14, 2004.

     "Liens" means (i) in respect of any assets other than a security, any lien, charge, claim, security interest, conditional sale agreement, mortgage, security agreement, option or other encumbrance; and (ii) in respect of any security, any of the foregoing and, in addition, any adverse claim or restriction on voting.

     "Parties" means collectively Sellers, Buyer and Classic Trailer.

     "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

     "Shares" means Classic Trailer Stock and is used interchangeably herein.

     "Taxes" means any federal, state, provincial, local and foreign income, payroll, withholding, excise, sales, use, license, lease, personal and other property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, employment, windfall profits, social security, disability, transfer, registration, value-added, estimated, capital stock and franchise, goods and services, health, social services and education taxes; and other tax of any kind whatsoever, including interest, penalties and fines on any of the foregoing, whether or not disputed.

     "Transaction" means the sale of the Shares by Sellers to Buyer and the execution and delivery of all certificates, covenants, agreements, indemnifications, representations and warranties related and ancillary thereto.



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     "Classic  Trailer  Stock" means all of the issued and  outstanding  capital stock of Classic Trailer together with all rights of any nature whatsoever to acquire capital stock of Classic Trailer.


II. BASIC TRANSACTION.

     2.1 Sale and Purchase of Stock. At the Closing, Sellers, and each of them, will sell and convey to Buyer, and Buyer will purchase and accept from Sellers, the Classic Trailer Stock.

     2.2  Consideration.

          (i)  Amount. As consideration  for the Shares,  Buyer will pay Sellers
               the  sum  of  Three   Million  Five  Hundred   Thousand   Dollars
               (US$3,500,000) (the "Purchase Price").

          (ii) Payment of Purchase Price. Buyer shall deliver the Purchase Price to Sellers as follows: (a) payment of the Cash Consideration in the sum of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) and (b) by delivering to Sellers shares of Obsidian's Common Stock (the "Transaction Shares") in such quantity as will equal One Million Two Hundred and Fifty Thousand and 00/100 US Dollars ($1,250,000) utilizing an attributed value based on the average sale price of Obsidian's shares in arms-length transactions occurring during the 30-day period prior to Closing (the "Attributed Value"), such Transaction Shares being subject to restrictions on transfer for a period of one year following their issuance to Sellers, or longer as may be required by applicable securities laws. Thereafter the Shares may only be sold in accordance with applicable securities laws of the United States of America.

          (iii)Put Option. The Transaction Shares shall be issued subject to a Put Option that will provide Sellers, and each of them, the right to put all or part of the Transaction Shares back to Obsidian during a period of time commencing on the fifth anniversary of the Closing of the Transaction and ending 60 days thereafter, and with a Put Option Price equal to 90% of the Attributed Value, provided that Obsidian's Shares have not traded at a closing price of greater than Attributed Value for any consecutive sixty
               (60) trading day period during the period beginning on the date there are no restrictions on Sellers' sale of the Transaction Shares (under applicable securities laws or otherwise), and ending on the fifth anniversary of Closing (the "Selling Period"). If the closing sale price of Obsidian shares has traded at a value equal to or greater than the Attributed Value for any consecutive 60 trading days during the Selling Period, then the "Put Option" will expire at that point in time. The "Put Option" is personal and

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

               exclusive   to  Sellers   and  is   non-assignable.   Tim  Durham
               ("Durham"), a principal with Obsidian, shall personally guarantee the payment of the Put Option Price.

          (iv) Right of First Refusal. During the Selling Period, the Transaction Shares shall also be subject to a right of first offer for the benefit of Obsidian, first, and Durham, second, on the following terms and conditions. In the event that Sellers, or either of them, desire to sell any part of, or all of, their Transaction Shares, they must give written notice of such desire, via fax, hand delivery or overnight courier, to Obsidian and Tim Durham. Obsidian shall have until 5:00 P.M. of the third business day following receipt of such notice to advise Seller(s), in writing, that it elects to purchase such Transaction Shares at the price at which Obsidian's shares closed on the public market on the date of such notice. If Obsidian does not elect to purchase all of the offered Transaction Shares, Durham shall have until 5:00 P.M. of the fifth business day following receipt of the notice to notify Seller(s), in writing, of his election to purchase such Transaction Shares at the same price. If either Obsidian or Durham elects to purchase all or any part of the offered Transaction Shares, they shall pay the full purchase price in immediately available funds to Seller(s) within 30 days of giving notice of their election to purchase. In the event that Obsidian and Durham do not give notice of their intention to purchase any part of the offered Transaction Shares, then the offered shares that were not purchased by either Obsidian or Durham may be immediately sold by Seller(s) in the public or private market place, however, the Put Option shall not be assignable by Sellers to any assignees.

          (v) If Obsidian sells or transfers any of the Classic Trailer Stock, or sells or transfers more than 35% of the assets of Classic Trailer, during the period beginning on the Closing Date and ending on the fifth anniversary of Closing, Obsidian shall redeem any Transaction Share owned By Sellers at their Attributed Value. Durham shall personally guarantee the redemption payment.


III. OTHER COVENANTS AND AGREEMENTS.

     From the date of the Letter of Intent to Closing, Sellers, Classic Trailer and Buyer have covenanted and agreed, whether in writing or otherwise, and as of Closing, they hereby confirm the following:

     3.1 Due Diligence. Sellers have afforded Buyer and its representatives reasonable access to Classic Trailer's records and properties and have furnished Buyer and its representatives such financial and other information with respect to Classic Trailer as was requested. Any information actually received by Buyer in its due

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


          diligence review and/or environmental audit shall be a deemed representation of Sellers. Buyer has kept confidential all information so received and has used its best efforts to ensure that its agents, lenders, and representatives keep confidential all such information, provided that Buyer may disclose any such information to the extent required by any court, government agency, or authority of the United States.

     3.2 Ordinary Course. Except as disclosed on Schedule 3.2, Sellers have caused Classic Trailer to carry on its business diligently in the ordinary and regular course, and in the same manner as heretofore conducted, and Sellers have not allowed Classic Trailer to engage in any transaction or activity, or enter into any agreement or make any commitment, except in the ordinary and regular course of business.

     3.3 No Transfer. Except as disclosed on Schedule 3.3, Classic Trailer has not sold or conveyed, or agreed to sell or convey, any material assets other than the sale of finished goods inventory and/or excess equipment in the ordinary course of business.

     3.4 Liens. Contemporaneously with the Closing, Sellers will cause to be released all liens on Classic Trailer's assets.

     3.5 No Capital Expenditures. Sellers have not allowed Classic Trailer to commit to any capital expenditures, or make any capital expenditures, except for commitments or expenditures within existing operating or capital budgets or otherwise disclosed to Buyer on Schedule 3.5 hereto.

     3.6 Compensation. Except as disclosed on Schedule 3.6 hereto, Sellers have not allowed Classic Trailer to make any increase in the compensation payable by Classic Trailer to any officer, employee or agent, nor has Sellers allowed Classic Trailer to make any bonus payment to (except pursuant to existing plans), grant any stock option to, or enter into any employment or consulting agreement with, any officer, employee or agent.

     3.7 Dividends. Except as disclosed on Schedule 3.7 hereto, Classic Trailer has not declared or paid any dividends or made any distributions with respect to any class of its capital stock.

     3.8 Consents. Sellers have obtained all consents, approvals, and other agreements, which are required for the due and punctual consummation of the Transaction contemplated by this Agreement.

     3.9 Preservation of Business. Sellers have caused Classic Trailer to use its best efforts consistent with past practices to promote, develop, and preserve its

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


          relationships with its vendors, suppliers, employees, customers, and others having business relations with it.

     3.10 Employees. Classic Trailer has not terminated any of its key employees prior to Closing.

     3.11 Noncompetition Agreements. Each Seller will enter into Employment and Noncompetition Agreements with Classic Trailer in forms attached hereto as Schedule 3.11.

IV. REPRESENTATIONS AND WARRANTIES OF SELLERS AND CLASSIC TRAILER.

     Sellers and Classic Trailer hereby, jointly and severally represent and warrant to Buyer as follows:

     4.1 Ownership; Corporate Organization; Good Standing. Sellers (i) are the sole beneficial and record owners of the Shares and such Shares are free and clear of any Lien or encumbrance; and (ii) have full legal right, power, capacity and authority to enter into this Agreement and to sell the Shares to Buyer, without the need for the consent of any other Person; and (iii) Classic Trailer is a corporation duly organized, validly existing, and in good standing under the laws of Michigan and has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. Classic Trailer has not received notice or other communication from any governmental body or agency where it is not qualified to do business to the effect that it should be so qualified to do business; and (iv) an Officer's Certificate with true and complete copies of the Articles of Incorporation, By-Laws and Good Standing Certificates of Classic Trailer are attached hereto as Schedule 4.1.

     4.2 Authority and Binding Effect. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Sellers and Classic Trailer have been duly authorized by all requisite corporate and shareholder actions of Classic Trailer; and this Agreement and all documents and instruments contemplated to be hereby executed by Sellers and Classic Trailer constitute and will constitute the legal, valid and binding obligations of each of Sellers and Classic Trailer enforceable against Sellers and Classic Trailer in accordance with their respective terms.

     4.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Sellers of the Transactions contemplated hereby will (i) cause any default in or contravene any provision of Classic Trailer's Articles of Incorporation or Bylaws or any indenture, lease or other material contract to which the Sellers or Classic Trailer is bound, and none of such actions will result in acceleration, or any similar right of any party, under any material agreement to

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


          which Sellers or Classic Trailer is a party, (ii) result in the creation of any liens or encumbrances upon the Shares or any assets of Classic Trailer, or (iii) result in the loss of any rights of or creation of any obligations of Classic Trailer. Neither the execution nor delivery of this Agreement nor the consummation by Sellers of the transactions contemplated hereby will constitute a violation of any judgment, decree, order, regulation or rule of any court or governmental authority or any statute or law. No consent, approval or authorization of any third party is required in connection with the execution, delivery and performance of this Agreement by the Sellers that will not have been obtained by the Closing.

     4.4 Classic Trailer Stock. The authorized equity securities of Classic Trailer consist of Fifty Thousand (50,000) shares of common stock, Twenty-five Thousand (25,000) of which are Class A Voting Stock with Eleven Thousand Two Hundred and Seventy-eight (11,278) shares outstanding and Twenty-five Thousand (25,000) of which are Class B Non-voting Stock with One Thousand Two Hundred and Twenty-two (1,222) shares outstanding, $1.00 par value, and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of 100% of the Classic Trailer Stock. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Classic Trailer has not authorized or issued any other share of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options, rights, or other agreements giving a person the right to acquire any such shares. Sellers will transfer and convey to Buyer title to the Shares free and clear of all liens and encumbrances, and as of Closing there will be no restrictions on Sellers' right to transfer the Shares to Buyer as set forth in this Agreement.

     4.5 Financial Statements. Except as specifically set forth on Schedule 4.5, the books of account and related records of Classic Trailer fairly reflect in reasonable detail its assets, liabilities and transactions in material accordance with GAAP. Schedule 4.5 attached hereto consists of copies of the following financial statements (including the notes thereto) of Classic Trailer,: The Balance Sheet, Statements of Income and Retained Earnings, and Cash Flow Statements for the year ended December 31, 2003 (such financial statements and the notes thereto being hereinafter referred as the "Financial Statements"), as reviewed by Melvin Scheske, CPA; and the unreviewed Balance Sheet, Cash Flow Statement, Statement of Income and Retained Earnings for the period ending March 31, 2004 prepared by Classic Trailer (the "2004 Interim Financial Statements").

          The Financial  Statements and the 2004 Interim  Financial  Statements:
          (i) are substantially correct and complete and in accordance with the books and records of Classic Trailer; (ii) fairly present the financial condition, assets and liabilities of Classic Trailer as of their respective dates and the results of Classic Trailer operations and changes in financial position for the periods covered thereby;
          (iii) have been prepared in material accordance with GAAP.

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

     4.6 No Undisclosed Liabilities. Except as disclosed on Schedule 4.6, Classic Trailer has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (i) to the extent fully reflected as a liability on the 2004 Interim Financial Statements; (ii) liabilities incurred in the ordinary course of business since the 2004 Interim Financial Statements date that are consistent in character and amount with those incurred in the past, and that are fully reflected as liabilities on the Classic Trailer books of account; (iii) contractual obligations arising under materials contracts and (iv) liabilities which have otherwise specifically disclosed on the Schedules to this Agreement.

     4.7 Long Term Debt. As of the date hereof, Classic Trailer has no Long Term Indebtedness. Classic Trailer has no other debt except for trade payables arising in the ordinary course of business consistent with past experience and in the aggregate no greater than that reflected in the 2004 Interim Financial Statements.

     4.8 Personal Property. Schedule 4.8 contains a list of all tangible property of Classic Trailer. Unless otherwise disclosed on Schedule
          4.8 hereto, Classic Trailer has good and valid title to all of its tangible personal property and assets reflected on the 2004 Interim Financial Statements (except those disposed of in the ordinary course of business since the 2004 Interim Financial Statements date) and all tangible personal property and assets acquired since the 2004 Interim Financial Statements date, free and clear of any lien, except (i) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value or impairs the use of the affected properties or impairs the operations of Classic Trailer; and (ii) liens for current Taxes not yet due and payable. All tangible personal property and assets which are consigned or leased to Classic Trailer and are used in the operations of the business are listed on
          Schedule 4.8 hereto. Included in the personal property leased by Company and listed at Schedule 4.8 are certain assets leased by Company from Roost Leasing, LLC. At Closing, or prior to Closing, in consideration of the transfer of all life insuranace policies ofn the lives of sellers Seller will cause Roost Leasing, LLC to deliver title to all such items of personal property by way of Bill of Sale at no cost to Company. Except as disclosed on Schedule 4.8 hereto, Classic Trailer owns and has in its possession all tangible personal property used or which has been used within the twelve months preceding the date hereof in the conduct of its business, except for inventory and other assets disposed of in the ordinary course of business consistent with past practice. Except as specifically noted in Schedule 4.8 hereto, to the best of Sellers' and Classic Trailer's knowledge, the machinery and equipment of Classic Trailer is in good operable order.

     4.9 Real Property and Leaseholds. (i) Schedule 4.9 hereto contains a true, correct and complete list of all real estate properties owned, leased, subleased, licensed or otherwise occupied by Classic Trailer and separately indicates the nature of Classic Trailer's interest therein. Except as set forth on Schedule 4.9 hereto, no

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          other  person has any oral or written  right,  agreement  or option to acquire, lease, sublease or otherwise occupy all or any portion of such real property. Classic Trailer has received no written or oral notice of assessment for public improvements against any of the real properties that remains unpaid, and, to the best of Classic Trailer and Sellers' knowledge, no such assessment has been proposed. There is no pending condemnation, expropriation, imminent domain, or similar proceeding affecting all or any portion of any of the real properties and to the best knowledge of Classic Trailer and Sellers, no such proceeding is contemplated.

          (ii) Except as disclosed on Schedule 4.9 hereto, to the best of Sellers' and Classic Trailer's knowledge: (a) Classic Trailer has good, marketable and insurable legal and equitable fee simple title to the real property owned by Classic Trailer and (b) leasehold title to the property leased pursuant to the leases (the "Leased Real Property") in all cases free and clear of any and all liens, exceptions, items, encumbrances, easements, restrictions and other matter, either of record or not of record, which could prohibit or adversely interfere with Buyer's use of such property, (c) no material default or breach exists under any of the covenants, conditions, restrictions, rights of way or easements, if any, affecting all or any portion of the real property, (d) the current zoning or other administrative permission for the Classic Trailer facility permits the operator of such property to utilize the property for manufacture and sale of trailers. Neither Sellers nor Classic Trailer has made any application for a rezoning of any of the real properties, has any knowledge of any proposed or pending change to any zoning affecting any of the real properties, or has any knowledge of any expropriation or condemnation or similar proceeding pending or threatened against any of the real properties or any part of the real properties.

          (iii) To the best of Sellers' and Classic Trailer's knowledge, all utilities, including without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the real properties, (a) either enter the real property through open public streets adjoining the real properties, or if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way, which will inure to the benefit of Buyer, (b) are installed, connected and operating in good condition, and in compliance with all applicable laws, including, without limitation, the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (c) are adequate to service the real property for its intended use in the business as presently conducted thereon.

          (iv) Except as set forth on Schedule 4.9, to the best of Sellers and Classic Trailer's knowledge: there are no material defects in, mechanical failure of or damage to the improvements located on the real property, including the roof, structure, soil, walls, heating, air conditioning, ventilation, plumbing, electrical, drainage, fire

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


          alarm, communications, security and exhaust systems and their component parts, or other improvements on or forming a part of the real properties, all of which have been constructed in good and workmanlike manner.

     4.10 Inventory. Except as disclosed on Schedule 4.10 hereto:

          (i) All of the items included in Inventory of Classic Trailer, including the Inventories reflected on the 2004 Interim Financial Statements, are valued at cost; and

          (ii) All of the items included in the Inventory of Classic Trailer consist of items of a quality and quantity usable in the ordinary course of Classic Trailer's business within a reasonable period of time and at normal profit margins, and all of the raw materials and work in process Inventory of Classic Trailer can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time; and

          (iii) Classic Trailer has provided for adequate reserves in material accordance with GAAP with respect to excess Inventory of Classic Trailer.

     4.11 Accounts Receivable. All of the Accounts Receivable of Classic Trailer reflected on the 2004 Interim Financial Statements and all Accounts Receivable arising or existing thereafter represent amounts receivable for merchandise actually delivered or services actually provided, have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and, except as set forth on Schedule 4.11 hereto, are generally due within sixty (60) days after such billing. To the best of Sellers' and Classic Trailer's knowledge all such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the 2004 Interim Financial Statements. Schedule 4.11 hereto sets forth
          (i) the total amount of Accounts Receivable of Classic Trailer outstanding as of the 2004 Interim Financial Statements Date and (ii) the agings of such receivables based on the following schedule: 0-30 days; 31-60 days, 61-90 days, from the date of the invoice therefore.

     4.12 Intangible Property. Schedule 4.12 attached hereto lists and describes all intangible property utilized by Classic Trailer including customer lists, patents, trademarks, trade names, trade secrets, and copyrights. Classic Trailer owns, or has the sole and exclusive right to use, all such intangible property, and the consummation of the transactions contemplated hereby will not alter or impair the use of any such rights by Classic Trailer or Buyer. No claims have been asserted during the past five (5) years by any person against the use by Classic Trailer of, or challenging or questioning the validity or effectiveness of, any such intangible property, and Sellers do not know of any valid basis for any such claim. To the best of Sellers' and Classic Trailer's knowledge, the use of such intangible property by Classic Trailer is not in violation of, and does not infringe any patent, trademark, trade name, copyright, technology, know-how or process, or other proprietary or trade rights of any third party.

     4.13.Contracts. Schedule 4.13 attached hereto lists and describes all contracts to which Classic Trailer is a party that cannot be terminated by Classic Trailer without penalty or liability on ninety
          (90) days or less notice (the "Material Contracts"). Neither Classic Trailer nor the other party thereto is in default under any such contract. True and complete copies of the Material Contracts or summaries of material oral agreements have been delivered to Buyer prior to the date hereof. Correct and complete copies of all standard form sales orders, sales invoices and purchase orders used by Classic Trailer have been delivered or made available to Buyer prior to the date hereof.

          All Material Contracts to which Classic Trailer is a party or by which it is bound are in full force and effect; and Classic Trailer has complied with the provisions thereof and is not in default under any of the terms thereof and no event has occurred that with passage of time or the giving of notice, or both would constitute such a default. Neither Classic Trailer nor Sellers have received any written claim from any other party to any material contract that Classic Trailer has breached any obligations to be performed by it thereunder to date, or is otherwise in default or delinquent of performance thereunder, where the consequence of such breach or default could reasonably be expected to have a material adverse effect on the financial condition, business, properties or prospects of Classic Trailer taken as a whole.

     4.14.Environmental   Matters.   Schedule   4.14  includes  a  list  of  all
          environmental studies, site assessments and tests conducted at Classic Trailer's facility within the last 5 years. Except as disclosed on
          Schedule 4.14 hereto,

          (i) To the best of Sellers' and Classic Trailer's knowledge, Classic Trailer is not in violation of any Federal, state, regional or local statutory or common law, regulation, rule, order, ordinance, guideline, direction, policy or notice, relating to the environment, including those relating to Hazardous Substances ("Environmental Laws").

          (ii) To the best of Sellers' and Classic Trailer's knowledge, Classic Trailer holds and is in compliance with all environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorization required under all Environmental Laws ("Environmental Permits"), and all such Environmental Permits are valid and in full force and effect. All such Environmental Permits are listed on Schedule 4.14 hereto and any that are not transferable are so designated.

          (iii) To the best of Sellers' and Classic Trailer's knowledge, no consent, approval or authorization of, or registration or filing with any Person, including any environmental governmental authority or regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (iv) To the best of Sellers' and Classic Trailer's knowledge, no notice, citation, summons or order is currently issued or outstanding, no complaint is currently filed, and no investigation or review is pending or threatened by any governmental or other entity: (a) with respect to any alleged violation by Classic Trailer of any Environmental Law; or (b) with respect to any alleged failure by Classic Trailer to have any Environmental Permit; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively "Management") of any Hazardous Substances by or on behalf of Classic Trailer.

          (v) Neither Sellers nor Classic Trailer have received any request for information, notice of claim, demand, order or notification that it or they are or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance.

          (vi) To the best of Sellers' and Classic Trailer's knowledge, Classic Trailer has not used, generated, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by Classic Trailer, nor has anyone else treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by Classic Trailer.

          (vii) To the best of Sellers' and Classic Trailer's knowledge, no polychlorinated biphenyls or asbestos-containing materials are or have been present at any property now owned, operated or leased by Classic Trailer, nor are there any underground storage tanks, active or abandoned, at any property now owned, operated or leased by Classic Trailer.

          (viii) Within the last 120 days, no Hazardous Substances generated by Classic Trailer has been recycled, treated, stored, disposed of or transported by any entity other than those listed on Schedule 4.14 hereto.

          (ix) To the best of Sellers' and Classic Trailer's knowledge , no Hazardous Substances managed by Classic Trailer has come to be located at any site which is listed or proposed for listing under CERCLA, CERCLIS or on any similar state list, or at any site which is subject of Federal, State or local enforcement actions or other investigations which may lead to claims against Classic Trailer or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

          (x) To the best of Sellers' and Classic Trailer's knowledge, no Hazardous Substance has been Released at, on, about or under or is present in any property now owned, operated or leased by Classic Trailer.

          (xi) No oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of Classic Trailer or in relation to any property now owned, operated or leased by Classic Trailer. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, or on CERCLIS.

          (xii) To the best of Sellers' and Classic Trailer's knowledge, there are no environmental Liens on any properties owned or leased by Classic Trailer and no government actions have been taken or are in process or pending which could subject any of such properties to such Liens.

          (xiii) To the best of Sellers' and Classic Trailer's knowledge, no deed or other instrument of conveyance of real property to Classic Trailer with respect to real property owned, operated or leased by Classic Trailer contains a notice or restriction relating to the actual or suspected presence of Hazardous Substances.

          (xiv) Sellers know of no facts or circumstances related to environmental matters concerning real property owned, operated or leased by Classic Trailer that could reasonably be expected to lead to any future environmental claims, against Classic Trailer or Buyer under current law.

          (xv) To the best of Sellers' and Classic Trailer's knowledge , there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now owned, operated or leased by Classic Trailer which have not been provided to Buyer prior to the date hereof.

     4.15 Insurance. All policies of fire, liability, workers compensation, life and all other forms of insurance owned or held by Classic Trailer are set forth and fully disclosed on Schedule 4.15 hereto. All such polices are outstanding and in full force and effect. To the best of Sellers' and Classic Trailer's knowledge the coverages provided by such policies are reasonable in both scope and amount in light of the risks attendant to the business of Classic Trailer, and are comparable to companies in similar lines of business, and such insurance is sufficient in the aggregate to cover all reasonably foreseeable damage to and liabilities or contingencies related to the conduct by Classic Trailer of its business. Except as set forth on Schedule 4.15, there are no outstanding claims under such policies and there are no outstanding unpaid and overdue premiums under such policies.

     4.16 Customers and Suppliers. Attached as Schedule 4.16 is a list of all of Classic Trailer's Customers and Suppliers. Except as described on
          Schedule 4.16, there has not been any material adverse change in the business relationship of Classic Trailer with any of its ten (10) largest customers or suppliers (in terms of sales or purchases) within the last two (2) years.

     4.17 Litigation; Compliance with Law. Except as set forth in Schedule 4.17 hereto, to the best of Sellers' and Classic Trailer's knowledge: (i) Classic Trailer is not engaged in nor a party to, or threatened with, any claim, controversy, legal action or other proceeding, whether before a court, administrative agency, or arbitral body; (ii) Classic Trailer has no claim, obligation, liability, loss, damage or expense, of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of federal, state or local law or regulation or common law, pertaining to health, safety or environmental protection and arising out of any act or omission by Classic Trailer, its employees, agents or representatives; (iii) no product liability claims are pending or threatened against Classic
          Trailer; and (iv) Sellers do not know of any valid basis for any of the foregoing.

     4.18 Tax Returns and Liabilities. Except as disclosed on Schedule 4.18, to the best of Sellers' and Classic Trailer's knowledge, Classic Trailer has: (i) duly and timely filed in proper form all tax returns for all taxes required to be filed with all appropriate governmental authorities. (ii) All taxes due and payable by Classic Trailer (or claimed to be due and payable) have been paid (regardless whether tax returns relating to such taxes have been duly and timely filed or if filed, regardless whether such tax returns are deficient), except such amounts as are being contested diligently and in good faith and are not in the aggregate material and for which Classic Trailer has adequately reserved in its Financial Statements. (iii) There are no pending tax audits, claims or proceedings relating to Classic Trailer.
          (iv) Classic Trailer has not agreed to any waiver or extension of any statute of limitations relating to any tax. (v) All taxes that Classic Trailer are required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority.

     4.19 Employee Benefit Plans. Except as set forth on Schedule 4.19 hereto, Classic Trailer has not established or maintained or is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation or expense reimbursement plan, program, contract or arrangement or (ii) any employee benefit plan, fund or program described in ss. 3.3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Classic Trailer has made available to Buyer true and complete copies of the documents for each plan, program, contract, arrangement and fund disclosed on
          Schedule 4.19.

          (iii) Neither Classic Trailer nor any other employee (an "ERISA Affiliate") that is, or at any relevant time was, together with Classic Trailer, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code, has, at any time (a) maintained or contributed to any defined benefit pension plan, as defined by Section 3(35) of ERISA, that is or was subject to Title IV of ERISA, (b) been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multi-employer pension plan, within the meaning of Section 3(37) of ERISA or (c) maintained any stock purchase, stock ownership or stock option plan.

          (iv) To the best of Sellers' and Classic Trailer's knowledge, Classic Trailer and each of the Benefit Plans, are in compliance in all material respects with the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans. Each Benefit Plan has been timely amended to properly reflect the applicable provisions of ERISA and the Code and, as appropriate, such amendments have been adopted so that they can be given retroactive effect to any relevant effective date under the Tax Reform Act of 1986.

          (v) Except as may be disclosed on Schedule 4.19 hereto, all contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans have been timely made. All such contributions to the Benefits Plans, and all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the 2004 Interim Financial Statements or are disclosed on Schedule 4.19 hereto.

          (vi) To the best of Sellers' and Classic Trailer's knowledge, except as indicated on Schedule 4.19 hereto, all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

          (vii) To the best of Sellers' knowledge, Classic Trailer has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of Classic Trailer for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

          (viii) Except as indicated on Schedule 4.19 hereto, all of the Benefit Plans which are pension benefit plans have received determination letters from the Internal Revenue Service to the effect that such plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, as amended to comply with the applicable provisions of the Tax Reform Act of 1986, as amended, and the regulations promulgated thereunder; and no determination letter with respect to any Benefit Plan has been revoked nor, to the best of Sellers' and Classic Trailer's knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification or materially increase its cost.

          (ix) To the best of Sellers' and Classic Trailer's knowledge, each of the Benefit Plans has been administered at all times, and in all material respects, in accordance with its terms.

          (x) Except as indicated on Schedule 4.19 hereto, to the best of Sellers' and Classic Trailer's knowledge, there are no pending investigations by any governmental agency involving the Benefit Plans and no threatened or pending claims (except for claims for benefits payable in the normal operations of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any material liability, nor, to the best of Sellers' and Classic Trailer's knowledge are there any facts which could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (xi) To the best of Sellers' and Classic Trailer's knowledge, neither the Benefit Plans, any ERISA Affiliate, Sellers, nor any employee of the foregoing, nor any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA.

          (xii) To the best of Sellers' and Classic Trailer's knowledge, neither Classic Trailer nor any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" except for premiums, employee deferral contributions, matching contributions and the like normally made in the ordinary course of business

          (xiii) Except as listed in Schedule 4.19 hereto, to the best of Sellers' and Classic Trailer's knowledge, no payment which is or may be made by Classic Trailer or any ERISA Affiliate, or from any Benefit Plan, to any employee, former employee, director or agent of Classic Trailer or any ERISA Affiliate under the terms of any Benefit Plan, either alone or in conjunction with any other payment, will or could be characterized as an excess parachute payment under Section 280G of the Code.

          (xiv) To the best of Sellers' and Classic Trailer's knowledge, neither Classic Trailer nor any ERISA Affiliate maintains, contributes to or either has or is likely to have a material liability with respect to, any material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan which would be described in (i) above, except for premiums, employee deferral contributions, matching contributions and the like normally made in the ordinary course of business.

     4.20 Labor Relations. Except as set forth on Schedule 4.20, to the best of Sellers' and Classic Trailer's knowledge (i) Classic Trailer is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Classic Trailer pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown, stoppage or other labor difficulty actually pending or threatened against or involving or affecting Classic Trailer; (iv) no union represents and no question exists respecting whether any union represents the employees of Classic Trailer; (v) no grievance or any arbitration proceeding is pending and no claim therefore exists respecting the employees of Classic Trailer; (vi) there is no collective bargaining agreement which is binding on Classic Trailer; and (vii) Classic Trailer has not experienced any labor stoppage, concerted activity or other labor difficulty during the past five (5) years.

     4.21 Brokers and Finders Fees. Neither Sellers nor Classic Trailer nor anyone acting on their behalf has done anything to cause or incur any liability to any party for any brokers or finders fees or the like in connection with this Agreement or the transactions contemplated hereby for which Classic Trailer or Buyer would have any liability.

     4.22 Confidential Information. Neither Sellers nor Classic Trailer has disclosed to any third party any information of a confidential nature with respect to Classic Trailer's business other than normal communications with its attorneys, accountants, employees or agents, in the normal course of business.

     4.23 Certain Transactions. Except as set forth on Schedule 4.23, since January 1, 2004, Classic Trailer has not (i) paid any dividends or made any other distributions to its shareholders, (ii) made any sales or transfers of any material assets outside the ordinary course of business, or (iii) otherwise conducted its business outside the ordinary course.

     4.24 Sufficiency of Assets. Classic Trailer owns or otherwise has the right to use all assets required for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.

     4.25 Employee Health and Safety. Except as disclosed on Schedule 4.25 hereto, to the best of Classic Trailer's and Sellers' knowledge, no employee or other person has been injured during their employment with Classic Trailer or on Classic

               Trailer's premises, and Classic Trailer has complied with and is not in violation of any federal, state or local or statutory common law, regulation, rule, ordinance or guideline relating to employee health and safety.

     4.26 Disclosure. No representation or warranty by Sellers and/or Classic Trailer contained in this Agreement, and no statement, certificate, schedule, list, exhibit, instrument or other writing furnished or to be furnished by Sellers and/or Classic Trailer pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading or necessary to provide Buyer with adequate and complete information as to Classic Trailer and its affairs.

V. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Sellers as follows:

     5.1 Corporate Organization; Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Indiana; and Buyer has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby.

     5.2 Authority and Binding Effect. The execution, delivery and performance of this Agreement and the other documents contemplated hereby to be executed by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and other documents to be executed by Buyer pursuant hereto will be, duly and validly executed and delivered by Buyer and constitute and will constitute, as the case may be, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

     5.3. No Violation. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will
          (i) cause any default in or breach of any provision of the Articles of Incorporation or Bylaws of Buyer, or any indenture, lease or other material contract to which Buyer is bound, and none of such actions will result in acceleration, or any similar right of any party, under any loan or other agreement to which Buyer is a party, or (ii) result in the creation of any encumbrances upon any of the properties or assets of Buyer. Neither the execution nor delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will constitute a violation of any judgment, decree, order, regulation or rule of any court or governmental authority or any statute or law. No consent, approval or authorization of any third party is required in connection with the execution, delivery and performance of this Agreement by Buyer.

     5.4 Brokers and Finder Fees. Neither Buyer nor anyone acting on its behalf has done anything to cause or incur any liability to any party including Sellers and/or Classic Trailer for any brokers or finders fees or the like in connection with this Agreement or the transactions contemplated hereby.

VI. CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to consummate the transactions contemplated by this Agreement and to purchase the Classic Trailer Stock are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any and all of which may be waived in whole or in part by Buyer:

     6.1 Representations True; Obligations to Perform. (i) The representations and warranties of the Sellers and Classic Trailer contained in this Agreement shall be true and correct at and as of the time of the
          Closing, except for representations and warranties specifically relating to a time or times other than the time of the Closing (which shall be true and correct at such other time or times) and except for changes permitted by this Agreement, with the same force and effect as if made at and as of the time of Closing; (ii) Sellers and Classic Trailer shall have performed and complied with all agreements and covenants required by this Agreement to be performed by Sellers and Classic Trailer at or prior to the Closing; and (iii) Sellers and Classic Trailer shall have delivered to Buyer a certificate, signed by the Sellers and Classic Trailer, respectively, and dated the Closing Date, that all such representations are true and that all covenants have been satisfied.

     6.2 Litigation. No suit, investigation, action or other proceeding shall be pending or threatened against Classic Trailer, Sellers, or Buyer before any court or governmental agency that, in the opinion of counsel for Buyer, could result in the restraint, prohibition or the obtaining of damages or other relief against Buyer in connection with this Agreement or the consummation of the transactions contemplated hereby.

     6.3 Consents and Approvals. All consents and approvals required by private parties or governmental authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

     6.4 Opinion of Counsel. Buyer shall have received a satisfactory opinion from Robert Brothers, counsel to Sellers and Classic Trailer, dated the date of the Closing, addressing the matters set forth in Schedule
          6.4 hereto.

     6.5 Financing. The Closing of this transaction shall not be contingent on Buyer obtaining financing.

     6.6 Classic Trailer Stock . Sellers shall have delivered to Buyer certificates representing the Classic Trailer Stock, duly endorsed in blank or with stock transfer powers attached, in form proper for transfer.

     6.7 Employment/Noncompetition Agreements. Sellers shall have executed Employment Agreements and Noncompetition Agreements in favor of Classic Trailer in the form of Schedule 3.11 and the sum of $5,000 of the Purchase Price shall have been allocated to each of Sellers as consideration for the execution and delivery of the Non-Competition Agreements.

     6.8 Releases; Resignations. The releases and resignations of all of the current officers and directors of Classic Trailer shall have been delivered in the form of Schedule 6.8.

     6.9 Real Estate Lease. Sellers shall have delivered to Buyer a lease of Classic Trailer's facilities in the form of Schedule 6.9



VII. CONDITIONS TO THE SELLERS' OBLIGATIONS. The obligations of the Sellers to consummate the transactions contemplated by this Agreement and to sell the Classic Trailer Stock to Buyer are subject to satisfaction, on or prior to the Closing Date, of the following conditions, any and all of which may be waived by Sellers:

     7.1 Representations and Warranties True; Obligations to Perform. (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the time of Closing, except for representations and warranties specifically relating to a time or times other than the time of Closing (which shall be true and correct at such other time or times) and except for changes permitted by this Agreement, with the same force and effect as if made at and as of the time of the Closing; (ii) Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed by Buyer at or prior to the Closing; and (iii) Buyer shall have delivered to the Sellers a certificate, signed by the Secretary of Buyer and dated the day of Closing, to all of such effects.

     7.2. Consideration. Buyer shall have furnished the consideration for the Classic Trailer Stock in accordance with Section 2.2 hereof.

     7.3. Litigation. No suit, investigation, action or other proceeding shall be threatened or pending against Classic Trailer, Sellers, or Buyer before any court or governmental agency that, in the opinion of counsel for Sellers, could result in the restraint, prohibition or the obtaining of damages or other relief against Sellers in connection with this Agreement or the consummation of the transactions contemplated hereto.

     7.4. Consents and Approval. All consents and approvals required by private parties or governmental authorities with respect to the transactions contemplated by this Agreement shall have been obtained.


VIII. INDEMNIFICATION.

     8.1  Indemnification by Sellers.

          (i) General. Sellers, jointly and severally, hereby indemnify and agree to hold Buyer harmless from, against and in respect of, and shall on demand reimburse Buyer for:

               (a) Any and all losses, liabilities and damages suffered or incurred by Buyer resulting from any untrue representation, breach of material warranty or nonfulfillment of any material covenant or agreement by Sellers contained herein or in any certificate, document or instrument delivered to Buyer pursuant hereto or in connection herewith;

               (b) Any and all losses, liabilities and damages suffered or incurred by Buyer or Classic Trailer arising out of events that occurred or conditions that existed prior to the Closing Date and known to Sellers and not disclosed in this Agreement;

               (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          (ii) Limitations. Anything contained in the foregoing subsection or this Agreement to the contrary notwithstanding, Sellers' liability to indemnify Buyer or Classic Trailer or Sellers' liability to Buyer or Classic Trailer for any other reason, shall be limited as follows:

               (a) Sellers shall only be responsible to indemnify Buyer or Classic Trailer, or pay any type of damages to Buyer or Classic Trailer, if and only if, the aggregate net amount of Sellers' liability under Section 8.1(i) above, 8.2 below, or for any other reason, exceeds the amount of Fifty Thousand Dollars ($50,000) exclusive of legal fees and expenses incident to any loss, liability or damages suffered by Buyer or Classic Trailer or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this Agreement or indemnity.

               (b) Sellers shall only be liable to Buyer and/or Classic Trailer for any damages or indemnification, howsoever arising, up to a maximum amount equaling the Purchase Price, except for claims arising from environmental contamination or intentional misrepresentations, which will not be limited.

     8.2 Sellers's Tax Indemnification. In addition to any indemnification provided in Section 8.1 hereto, after the Closing Date, Sellers shall indemnify, hold harmless and defend Buyer and Classic Trailer from and against any liability with respect to (i) Sellers' Taxes (including, but not limited to, those Taxes arising on account of the sale of the Shares hereunder); (ii) Classic Trailer's federal income taxes, including federal income taxes that "flow through" to Sellers pursuant to Classic Trailer's "S" corporation status, that are attributed to any period on or before the Closing Date to the extent the liability therefore is supposed to be allocated to Sellers, consistent with
          Section 9.15 below, (iii) Classic Trailer's Taxes (except federal income taxes) attributed to or appointed to any period on or before the Closing Date to the extent the liability therefore exceeds the liability for Classic Trailer's accrued Taxes reflected in Classic Trailer's books of account as of the 2004 Interim Financial Statements, as may be specifically identified in a schedule of such
          Taxes to be  delivered  by Sellers to Buyer on the Closing  Date,  and
          (iv) any liability resulting from Classic Trailer being liable for any Taxes of Sellers or of any consolidated group of which Classic Trailer was a member prior to the Closing Date pursuant to Treasury Regulations ss. 1.1502-6 or any analogous state or local tax provision. Sellers shall pay such amounts as it is obligated to pay to Buyer under the preceding sentence within five business days after payment of any applicable Tax liability by Buyer or Classic Trailer.

          Buyer and Sellers agree that any indemnification payments made pursuant to this Section 8.2 shall be treated for tax purposes as an adjustment to Purchase Price, unless otherwise required by applicable law.

     8.3 Buyer's Indemnification. Buyer hereby agrees to indemnify and hold Sellers harmless from, against and in respect of, and shall on demand reimburse Sellers for:

          (i) Any and all losses, liabilities and damages suffered or incurred by Sellers resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Buyer contained herein or in any certificate, document or instrument delivered to Sellers pursuant hereto or in connection herewith;

          (ii) Any and all losses, liabilities and damages suffered or incurred by Sellers by reason of the operation of Classic Trailer's business by the Buyer following the Closing; and

          (iii) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     8.4  Notice and Opportunity to Defend.

          (i) Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or a commencement (or threatened commencement) to any action, proceeding or investigation (an "Asserted Liability"), that may result in a loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Sections 8.1, 8.2 or 8.3 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated if necessary and to the extent feasible) of the loss that has been or may be suffered by the Indemnitee.

          (ii) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability and to prosecute by way of counterclaim or third party complaint any claims arising out of or relating to any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and Indemnitee shall cooperate, at the expense of Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party. If the Indemnifying Party elects to defend an Asserted Liability but contests its obligation to indemnify against such Asserted Liability, the Indemnifying Party shall carry on such defense in good faith. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld; and
          provided further that if the Indemnifying Party contests its obligation to indemnify against an Asserted Liability, consent to settlement or compromise shall be withheld in the absolute discretion of the Indemnitee. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

IX.  MISCELLANEOUS.

     9.1  Entire   Agreement.   This  Agreement   (including  the  exhibits  and
          schedules) contains all the terms and conditions agreed upon by the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings, written or oral, made prior hereto or contemporaneously herewith, regarding the subject matter of this Agreement, shall be of any force or effect.

     9.2 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof, and signed by the party intended to be bound. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

     9.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     9.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan applicable to agreements made and to be performed entirely within such state.

     9.5 Headings. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the provisions of this paragraph.

     9.6 Exhibits. The exhibits and schedules are part of this Agreement as if fully set forth herein.

     9.7 Severability. If any provision of this Agreement is invalid, those portions of this Agreement that are not invalid shall nevertheless be enforced, unless such enforcement would materially alter the relative rights and obligations of the parties.

     9.8 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing, and delivery shall be deemed to be sufficient if delivered personally or by fax, followed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Buyer:

                           Obsidian Enterprises, Inc.
                           111 Monument Circle, Suite 4800
                           Indianapolis, Indiana 46204
                           Facsimile:  (317) 237-0137

                  If to Timothy S. Durham:

                           Timothy S. Durham
                           Obsidian Enterprises, Inc.
                           111 Monument Circle, Suite 4800
                           Indianapolis, Indiana 46204
                           Facsimile:  (317) 237-0137

                  If to Sellers:

                           Robert P. Brothers
                           227 West Chicago Road
                           Sturgis, Michigan 49091
                           Facsimile:  (269) 651-4044


          Either party may change its address pursuant to notice given by such party in accordance with the provisions of this section.

     9.9 Further Assurances. Each party agrees, at any time and from time to time, without further consideration, to take all such actions and execute and deliver all such documents as may be necessary to effectuate the purposes of this Agreement. Each party further agrees to cooperate in connection with any Internal Revenue Service audit relating to the transactions contemplated hereby.

     9.10 Announcements. Neither Sellers nor Buyer, without the express written consent of the other, which shall not be unreasonably withheld, will make any public announcement or issue any press release, or make any recording in any public record, in respect of this Agreement or the transactions contemplated hereby until following the Closing.

     9.11 Expenses. Except as otherwise provided herein, Buyer and Sellers shall each pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Sellers will not cause Classic Trailer to incur any out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

     9.12 Survival of Representations, Warranties and Covenants. Each of the representations, warranties, obligations, covenants and agreements of the parties included or provided for herein or in any schedule, certificate or other document delivered pursuant to this Agreement shall remain in full force and effect and shall survive the Closing for a period of five years following the Closing Date and thereafter neither Sellers nor Buyer shall have any liability whatsoever with respect to any such representation or warranties, except for claims then pending or theretofore asserted in writing by any party in accordance with the terms and conditions of this Agreement.

     9.13 Specific Performance. Each party hereto agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedies such party might have under this Agreement or at law or in equity.

     9.14 Assignment. Neither Buyer nor Sellers may assign this Agreement, in whole or in part, without the prior written consent of the other, which shall not be unreasonably withheld. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, Buyer and its respective successors and permitted assigns and Sellers and its respective successors and permitted assigns.

     9.15 Termination of S Election. Classic Trailer is an "S" corporation pursuant to ss.ss. 1361-1379 of the Code. It is the parties' understanding and intent that Classic Trailer's "S" corporation status will terminate on the Closing Date. In accordance with ss. 362 of the Code and regulations promulgated thereunder, the parties agree that Classic Trailer shall prepare and file a "short year" federal tax return for the period from January 1, 2004 to the day before the Closing Date and that any federal income taxes resulting from the operations during the short year shall be the responsibility of the Sellers (and will "flow through" to the Sellers in accordance with the Code). Any taxes arising from operations that occur subsequent to said short year, shall be the responsibility of Classic Trailer. Buyer shall be responsible for filing the notice of termination of S election with the IRS pursuant to Treas. Reg. 1.1362-2(b)(1).


SELLERS:                                    BUYER:

         .                                  Classic Manufacturing
                                                Acquisition Corp.



/s/ Bradley J. Baker                        By: /s/ Timothy S. Durham
--------------------------------                --------------------------------
         Bradley J. Baker                       Timothy S. Durham, as President
                                                  and as guarantor


/s/ Wade R. Wolf
    -------------------------------
            Wade R. Wolf

CLASSIC TRAILER:

Classic Manufacturing, Inc.


By: /s/ Bradley J. Baker
    -------------------------------
        Bradley J. Baker, CEO























Signature Page-CLASSIC TRAILER Stock Purchase Agreement

                              PUT OPTION AGREEMENT

     This Put Option Agreement (this "Agreement") is made and entered into as of April 27th, 2004 (the "Effective Date"), by and between Bradley J. Baker ("Baker") and Obsidian Enterprises, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H:

     WHEREAS, Baker and the Company have closed this day a Stock Purchase Agreement pursuant to which Baker has sold to the Company all of his shares of capital stock of Classic Manufacturing, Inc, a Michigan corporation (the "Stock Purchase Agreement"); and

     WHEREAS, part of the consideration to be paid by the Company to Baker pursuant to the Stock Purchase Agreement, is the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties, intending to be legally and equitably bound, hereby, agree as follows:

     1. Grant of Put Option. The Company grants to Baker, at any time, during the period of time commencing on the fifth anniversary of the date hereof and ending sixty days thereafter (the "Put Period"), the right ("Put Option") to require the Company to purchase all of the shares of Company's stock delivered by Company to Baker as part of the Purchase Price paid by Company to Baker pursuant to the Stock Purchase Agreement, such shares being hereinafter referred to as the Transaction Shares.

     2. Put Price. Upon the exercise of this Put Option, Company shall pay to Baker $6.5970 per share for the Transaction Shares subject to such exercise.

     3. Partial Exercise. During the Put Period, Baker may partially exercise the Put Option increments but, in no event, shall any such partial exercise be for less than 10,000 Transaction Shares.

     4. Procedure for Exercise of Put Option. Baker may exercise this Put Option granted hereunder by delivering to the Company the Notice of Exercise attached hereto as Exhibit A. Company and Baker shall use their best efforts to close the purchase and sale of the Transaction Shares within 30 days following Company's receipt of the Notice of Exercise.

     5. Closing. The sale and purchase upon exercise of the Put Option granted to BAKER hereunder may be consummated at one or more closings (each, a "Closing"). The date upon which a Closing actually occurs is herein referred to as the "Closing Date."

     6. Representations and Warranties of Company. The Company represents and warrants to BAKER that, as of the date hereof:

          6.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          6.2 Corporate Power: Authorization. The Company has the corporate power and has the authority to execute, deliver and perform this Agreement. The Board of Directors of the Company has duly authorized the execution, delivery and performance by the Company of this Agreement. No other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery or performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery thereof by Baker, are valid and legally binding agreements of the Company,
     enforceable  in  accordance  with  their  respective   terms,   subject  to
     bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and general equity principles.

          6.3 The Company's Business. The Company has full power and authority to own all of its properties and assets and to carry on its business, as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, if the failure to so qualify would have a material adverse effect on the business, financial condition or results of operations of the Company.

          6.4 Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock and 10, 000,000 shares of Common Stock of which there are, as of the date hereof, 2,838,530 shares issued and outstanding. Each such share has been validly issued, and is fully paid and non-assessable. The Company's shares are publicly traded "over the counter" under the symbol OBDE.OB and information regarding the Company and its shares is available from the company's filings with the Securities and Exchange Commission.

          6.5 Exchange Act Reporting. The Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          6.6 Compliance with the Exchange Act. In connection with this Agreement, the Company has complied, and will continue to comply, in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Sections 10 and 14 of the Exchange Act and Rule 10b-5 of the Exchange Act.

     7. Representations and Warranties of Baker. Baker represents and warrants to the Company as follows:

          7.1 Investment Intent; Blue Sky. Baker is acquiring the Put Option and Transaction Shares for investment for his own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.

          7.2. Restrictions on Transfer; Restrictive Legends. Unless or until registered under the Securities Act, the transfer of the Transaction Shares is restricted by applicable state and federal securities laws, and further restricted by the Stock Purchase Agreement, and the Transaction Shares are subject to a right of first refusal. The certificates representing the Transaction Shares will be imprinted with a restrictive legend substantially as follows:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF SUCH SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS.

          FURTHER, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL ON ANY SALE IN FAVOR OF
          (1) OBSIDIAN ENTERPRISES, INC. AND (2) TIMOTHY S. DURHAM, ALL AS PROVIDED FOR IN THAT CERTAIN STOCK PURCHASE AGREEMENT BETWEEN OBSIDIAN ENTERPRISES, INC AND BRADLEY J. BAKER AND WADE R. WOLF, DATED APRIL 27TH, 2004, REGARDING THE PURCHASE OF THE CAPITAL STOCK OF CAPITAL MANUFACTURING, INC.

     8. Closing Conditions.

          8.1 Conditions to Obligations of Each Party. The obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to any Closing of the following conditions:

               (a) Governmental approvals. All authorizations, consents, permits and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administration agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or other enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions illegal.

     9. No Assignment of Rights. Baker may not assign his rights under this Agreement.

     10. Automatic Termination. This Put Option shall terminate without notice or any other act on the part of either party if Company's shares have traded at a closing price of greater than $7.33 per share for any consecutive period of 60 trading days during the period of time commencing on the date there are no restrictions on Baker's sale of the Transaction Shares (under applicable securities laws or otherwise) and ending on the fifth anniversary of this Agreement.

     11. Guarantee. Timothy S. Durham, Chairman and CEO of Company shall personally guarantee the purchase of and payment for, the shares put to the Company if the Company cannot or will not purchase the shares subject to this Put Option.

     12. Miscellaneous.

          11.1 Conflicts: Additional Instruments.

               (a) In the event of any conflict between the terms and conditions of the Stock Purchase Agreement and this Agreement, this Agreement shall control.

               (b) The parties covenant and agree to execute and deliver any additional instruments or documents necessary to carry out the general intent of this Agreement.

          11.2 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.3 Severability. If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected or impeached in any manner materially adverse to any party.

          11.4 Entire Agreement. This Agreement, together with the Exhibit(s) attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Baker and the Company with respect to the subject matter hereof.

          11.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, duly authorized representatives of Baker and the Company.

          11.6 Notices. All notices, requests or other communications to any of the parties by another party shall be in writing and shall be deemed duly received on the earlier of the date the same is delivered in person or by a nationally recognized overnight courier or actually delivered by the United States mail, certified or registered, postage prepaid, return receipt requested or, upon the appropriate media confirmation of receipt, if sent via facsimile ("Fax") or electronic mail ("e-mail"), as follows:

              If to Obsidian Enterprises, Inc.:

              Timothy S. Durham, President
              Obsidian Enterprises, Inc.
              111 Monument Circle, Suite 4800
              Indianapolis IN 46204
              Tel: 317.237.4122
              Fax: 317.237.0137


              If to Baker:

              Bradley J. Baker
              26614 Wilson Road
              Sturgis, MI 49091
              Tel: 269-651-8604

          Any party may designate by notice in writing to the other a new address or fax number to which notices, requests and other communications hereunder shall be given.

          11.7 Applicable Law, Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof.

          11.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

          11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          11.10 No Waiver. The failure of any party to enforce any provision of this Agreement shall not constitute a waiver of the right subsequently to enforce such provision, or any other provision of this Agreement.

          11.11 Force Majeure. No party shall be held liable for any failure to perform any of its obligations under this Agreement for as long as, and to the extent that such failure is due to an event of force majeure. An event of force majeure shall include general strikes, lockouts, acts of God, acts of war, mobilization of troops, fire, extreme weather, flood, or other natural calamity, embargo, acts of governmental agency, government or any other laws or regulations.

          11.12 Expenses. Each party shall bear its own expenses incurred in connection with this Agreement.

          11.13 Assignment; Subcontracting; Third party Beneficiaries.

               (a) Except as expressly provided for herein, this Agreement may not be assigned or otherwise transferred by either party, by operation of law or otherwise, without the express written consent of the other party.

               (b) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and, as to Company, its permitted assigns, subcontractors or transferee, and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of any party, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

          11.14 General and Number. Unless the context otherwise requires, when used herein, the singular includes the plural, and vice versa, and the masculine includes the feminine and neuter, and vice versa.


     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be
executed  in  duplicate   originals  by  their  duly   authorized   officers  or
representatives.



Obsidian Enterprises, Inc.


By: /s/ Timothy S. Durham
    --------------------------------------
    Timothy S. Durham, Chairman and CEO


    /s/ Bradley J. Baker
    --------------------------------------
    Bradley J. Baker



    As to Guarantee Only:

    /s/ Timothy S. Durham
    --------------------------------------
    Timothy S. Durham

                                    EXHIBIT A


                            PUT OPTION EXERCISE FORM
                 (To be signed only upon exercise of Put Option)

     The undersigned, the holder of the Put Option created in that certain Put Option Agreement, dated February ___, 2004, by and between Obsidian Enterprises, Inc. and Bradley J. Baker, hereby irrevocably elects to exercise his rights to put ______________ of the Transaction Shares, as defined in said Put Option Agreement, at a sale and purchase price of $6.5970 per share and hereby tenders the certificate representing such shares duly executed in blank for transfer. The Purchase Price for such tendered shares and a certificate for any remaining shares, if applicable, shall be delivered to me at the following address:


                       Bradley J. Baker

                       ---------------------------

                       ---------------------------

                       ---------------------------

Dated:
       ----------------------




----------------------------------
          Bradley J. Baker

                              PUT OPTION AGREEMENT


     This Put Option Agreement (this "Agreement") is made and entered into as of April 27th, 2004 (the "Effective Date"), by and between Wade R. Wolf ("Wolf") and Obsidian Enterprises, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H:

     WHEREAS, Wolf and the Company have closed this day a Stock Purchase Agreement pursuant to which Wolf has sold to the Company all of his shares of capital stock of Classic Manufacturing, Inc, a Michigan corporation (the "Stock Purchase Agreement"); and

     WHEREAS, part of the consideration to be paid by the Company to Wolf pursuant to the Stock Purchase Agreement, is the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties, intending to be legally and equitably bound, hereby, agree as follows:

     1. Grant of Put Option. The Company grants to Wolf, at any time, during the period of time commencing on the fifth anniversary of the date hereof and ending sixty days thereafter (the "Put Period"), the right ("Put Option") to require the Company to purchase all of the shares of Company's stock delivered by Company to Wolf as part of the Purchase Price paid by Company to Wolf pursuant to the Stock Purchase Agreement, such shares being hereinafter referred to as the Transaction Shares.

     2. Put Price. Upon the exercise of this Put Option, Company shall pay to Wolf $6.5970 per share for the Transaction Shares subject to such exercise.

     3. Partial Exercise. During the Put Period, Wolf may partially exercise the Put Option increments but, in no event, shall any such partial exercise be for less than 10,000 Transaction Shares.

     4. Procedure for Exercise of Put Option. Wolf may exercise this Put Option granted hereunder by delivering to the Company the Notice of Exercise attached hereto as Exhibit A. Company and Wolf shall use their best efforts to close the purchase and sale of the Transaction Shares within 30 days following Company's receipt of the Notice of Exercise.

     5. Closing. The sale and purchase upon exercise of the Put Option granted to Wolf hereunder may be consummated at one or more closings (each, a "Closing"). The date upon which a Closing actually occurs is herein referred to as the "Closing Date."

     6. Representations and Warranties of Company. The Company represents and warrants to Wolf that, as of the date hereof:

          6.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          6.2 Corporate Power: Authorization. The Company has the corporate power and has the authority to execute, deliver and perform this Agreement. The Board of Directors of the Company has duly authorized the execution, delivery and performance by the Company of this Agreement. No other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery or performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery thereof by Wolf, are valid and legally binding agreements of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and general equity principles.

          6.3 The Company's Business. The Company has full power and authority to own all of its properties and assets and to carry on its business, as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, if the failure to so qualify would have a material adverse effect on the business, financial condition or results of operations of the Company.

          6.4 Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock and 10,000,000 shares of Common Stock of which there are, as of the date hereof, 2,838,530 shares issued and outstanding. Each such share has been validly issued, and is fully paid and non-assessable. The Company's shares are publicly traded "over the counter" under the symbol OBDE.OB and information regarding the Company and its shares is available from the company's filings with the Securities and Exchange Commission.

          6.5 Exchange Act Reporting. The Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          6.6 Compliance with the Exchange Act. In connection with this Agreement, the Company has complied, and will continue to comply, in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Sections 10 and 14 of the Exchange Act and Rule 10b-5 of the Exchange Act.

     7. Representations and Warranties of Wolf. Wolf represents and warrants to the Company as follows:

          7.1 Investment Intent; Blue Sky. Wolf is acquiring the Put Option and Transaction Shares for investment for his own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.

          7.2. Restrictions on Transfer; Restrictive Legends. Unless or until registered under the Securities Act, the transfer of the Transaction Shares is restricted by applicable state and federal securities laws, and further restricted by the Stock Purchase Agreement, and the Transaction Shares are subject to a right of first refusal. The certificates representing the Transaction Shares will be imprinted with a restrictive legend substantially as follows:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE
     ISSUER OF SUCH SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS.

     FURTHER, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL ON ANY SALE IN FAVOR OF (1) OBSIDIAN ENTERPRISES, INC. AND (2) TIMOTHY S. DURHAM, ALL AS PROVIDED FOR IN THAT CERTAIN STOCK PURCHASE AGREEMENT BETWEEN OBSIDIAN ENTERPRISES, INC AND BRADLEY J. BAKER AND WADE R. WOLF, DATED APRIL 27TH 2004, REGARDING THE PURCHASE OF THE CAPITAL STOCK OF CAPITAL MANUFACTURING, INC.

     8. Closing Conditions.

          8.1 Conditions to Obligations of Each Party. The obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to any Closing of the following conditions:

               (a) Governmental approvals. All authorizations, consents, permits and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administration agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or other enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions illegal.

     9. No Assignment of Rights. Wolf may not assign his rights under this Agreement.

     10. Automatic Termination. This Put Option shall terminate without notice or any other act on the part of either party if Company's shares have traded at a closing price of greater than $7.33 per share for any consecutive period of 60 trading days during the period of time commencing on the date there are no restrictions on Wolf's sale of the Transaction Shares (under applicable securities laws or otherwise) and ending on the fifth anniversary of this Agreement.

     11. Guarantee. Timothy S. Durham, Chairman and CEO of Company shall personally guarantee the purchase of and payment for, the shares put to the Company if the Company cannot or will not purchase the shares subject to this Put Option.

     12. Miscellaneous.

          11.1 Conflicts: Additional Instruments.

               (a) In the event of any conflict between the terms and conditions of the Stock Purchase Agreement and this Agreement, this Agreement shall control.

               (b) The parties covenant and agree to execute and deliver any additional instruments or documents necessary to carry out the general intent of this Agreement.

          11.2 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.3 Severability. If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected or impeached in any manner materially adverse to any party.

          11.4 Entire Agreement. This Agreement, together with the Exhibit(s) attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Wolf and the Company with respect to the subject matter hereof.

          11.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, duly authorized representatives of Wolf and the Company.

          11.6 Notices. All notices, requests or other communications to any of the parties by another party shall be in writing and shall be deemed duly received on the earlier of the date the same is delivered in person or by a nationally recognized overnight courier or actually delivered by the United States mail, certified or registered, postage prepaid, return receipt requested or, upon the appropriate media confirmation of receipt, if sent via facsimile ("Fax") or electronic mail ("e-mail"), as follows:

              If to Obsidian Enterprises, Inc.:

              Timothy S. Durham, President
              Obsidian Enterprises, Inc.
              111 Monument Circle, Suite 4800
              Indianapolis IN 46204
              Tel: 317.237.4122
              Fax: 317.237.0137


              If to Wolf:

              Wade R. Wolf
              ----------------------
              Sturgis, MI 49091
              Tel: _______________

          Any party may designate by notice in writing to the other a new address or fax number to which notices, requests and other communications hereunder shall be given.

          11.7 Applicable Law, Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof.

          11.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

          11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          11.10 No Waiver. The failure of any party to enforce any provision of this Agreement shall not constitute a waiver of the right subsequently to enforce such provision, or any other provision of this Agreement.

          11.11 Force Majeure. No party shall be held liable for any failure to perform any of its obligations under this Agreement for as long as, and to the extent that such failure is due to an event of force majeure. An event of force majeure shall include general strikes, lockouts, acts of God, acts of war, mobilization of troops, fire, extreme weather, flood, or other natural calamity, embargo, acts of governmental agency, government or any other laws or regulations.

          11.12 Expenses. Each party shall bear its own expenses incurred in connection with this Agreement.

          11.13 Assignment; Subcontracting; Third party Beneficiaries.

               (a) Except as expressly provided for herein, this Agreement may not be assigned or otherwise transferred by either party, by operation of law or otherwise, without the express written consent of the other party.

               (b) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and, as to Company, its permitted assigns, subcontractors or transferee, and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of any party, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

          11.14 General and Number. Unless the context otherwise requires, when used herein, the singular includes the plural, and vice versa, and the masculine includes the feminine and neuter, and vice versa.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized officers or representatives.



Obsidian Enterprises, Inc.


By: /s/ Timothy S. Durham
    --------------------------------------
    Timothy S. Durham, Chairman and CEO


/s/ Wade R. Wolf
--------------------------------------
           Wade R. Wolf




As to Guarantee Only:

/s/ Timothy S. Durham
--------------------------------------
      Timothy S. Durham

                                    EXHIBIT A


                            PUT OPTION EXERCISE FORM
                 (To be signed only upon exercise of Put Option)

     The undersigned, the holder of the Put Option created in that certain Put Option Agreement, dated February ___, 2004, by and between Obsidian Enterprises, Inc. and Wade R. Wolf, hereby irrevocably elects to exercise his rights to put ______________ of the Transaction Shares, as defined in said Put Option Agreement, at a sale and purchase price of $6.5970 per share and hereby tenders the certificate representing such shares duly executed in blank for transfer. The Purchase Price for such tendered shares and a certificate for any remaining shares, if applicable, shall be delivered to me at the following address:

                       Wade R. Wolf

                       ---------------------------

                       ---------------------------

                       ---------------------------


Dated: __________________



----------------------------------
          Wade R. Wolf

                       AGREEMENT REGARDING RESTRICTIONS ON
                                 SALE OF SHARES


     AGREEMENT made this 27th day of April, 2004 by and among (i) Obsidian Enterprises, Inc., a Delaware corporation (the "Company"), (ii) Bradley J. Baker and Wade R. Wolf, holders of shares of the Company's Common Stock ("Holders") and (iii) Timothy S. Durham ("Durham").


                                   WITNESSETH:

     WHEREAS, the Holders have this day acquired as part of the Purchase Price under that certain Stock Purchase Agreement between the Holders and Classic Manufacturing Acquisition Corp., a subsidiary of the Company, and the Holders currently own, collectively, 170,451 shares of the Common Stock, par value $.001 per share (the "Common Stock"), of the Company;

     WHEREAS, The Stock Purchase Agreement provided that the Common Stock was to
be  held  by  Holders  subject  to  certain  restrictions  on  transfer,   which
restrictions are set out herein;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Holders and Durham agree as follows:

     1. Prohibited Transfers. In addition to any other restrictions that apply to the Company's shares by law, rule or otherwise, the Holders shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber ("Transfer"), all or any part of the Common Stock owned by them except in compliance with the terms of this Agreement. The Company shall not transfer on its books any shares of its capital stock which are subject to this Agreement unless the provisions hereof have been complied with in full. Any purported Transfer of Stock without full compliance with the provisions of this Agreement shall be null and void.

     2. Right of First Refusal. If at any time within 5 years from the date hereof, any Holder (the "Selling Holder") wishes to sell, assign, transfer or otherwise dispose of any or all Common Stock owned by him (the "Subject Shares"), he shall submit a written offer to sell such Subject Shares to Company and to Durham (the "Offer"). The Offer shall be delivered via fax, hand delivery or overnight courier, to Company and Durham. Company shall have until 5:00 P.M. of the third business day following receipt of such notice to advise the Selling Holder in writing, that it elects to purchase such Transaction Shares at the price at which Company's shares closed on the public market on the date of such Offer. If Company does not elect to purchase all of the offered Subject Shares, Durham shall have until 5:00 P.M. of the fifth business day following receipt of the Offer to notify the Selling Holder, in writing, of his election to purchase such Subject Shares at the same price. If either Company or Durham, or both, elect to purchase all or any part of the Subject Shares, they shall pay the full purchase price to Seller(s) within 30 days of giving notice of their election to purchase. In the event that Company and Durham do not give notice of their intention to purchase any part of the offered Subject Shares, then those remaining shares may be immediately sold by the Selling Holder in the public or private market place, as the case may be, however, the Put Option that the Company Stock now is enhanced by shall not be assignable by the Selling Holder to any successor holders.

     3. Permitted Transfers.

          (i) Anything herein to the contrary notwithstanding, the provisions of Sections 1 and 2 shall not apply to: (a) any transfer of Subject Shares by Holder by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant) or to a trust, partnership or limited liability company for the benefit of such members; or (b) any transfer of Subject Shares by a Holder to a trust in respect of which he or she serves as trustee, provided that the trust instrument governing said trust shall provide that such Holder, as trustee, shall retain sole and exclusive control over the voting and disposition of said Subject Shares until the termination of this Agreement.

          (ii) In the event of any such transfer, the transferee of the Subject Shares shall hold the Subject Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement, and as a condition to such transfer, each such transferee shall execute and deliver an Instrument of Accession in the form of Schedule I agreeing to be bound by the provisions of this Agreement.

     4. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

     5. Legend. The certificates representing the shares of Common Stock held by the Holders hereto shall bear on their face a legend indicating the existence of the restrictions imposed hereby.

     6.  Amendments.   Except  as  otherwise  expressly  provided  herein,  this
Agreement may not be amended except by an instrument in writing executed by (i) the Company, (ii) Holders and (iii) Durham.

     7. Assignment; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

     8. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

     9.   Counterparts.   This   Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     11. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.



Obsidian Enterprises, Inc.


By: /s/ Timothy S. Durham
    --------------------------------------
            Timothy S. Durham, CEO


/s/ Bradley J. Baker
------------------------------------------
             Bradley J. Baker


/s/ Wade R. Wolf
------------------------------------------
               Wade R. Wolf


/s/ Timothy S. Durham
------------------------------------------
             Timothy S. Durham

                                   SCHEDULE I

                           OBSIDIAN ENTERPRISES, INC.

                             INSTRUMENT OF ACCESSION



     The undersigned,__________________________________________,  as a condition precedent to becoming the owner or holder of record of (______) shares of the stock, par value $.001 per share, of Obsidian Enterprises, Inc., a Delaware corporation (the "Company"), hereby agrees to become a Holder under that certain Stockholders Agreement dated as of April ___, 2004 by and among the Company and other stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Stockholders Agreement immediately upon execution and delivery to the Company of this Instrument.

     IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned as of the date below written.




Date: ____________________________________



Signature:  ____________________________________
Printed:  ______________________________________
Address: _______________________________________
         _______________________________________
         _______________________________________




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